Exhibit 99.1

DISH Announces New Leadership Structure for Sling TV

•	Sling TV to be integrated into President and COO Erik Carlson’s portfolio
•	Sling TV CEO, Roger Lynch, to join Pandora as CEO

Englewood, Colo., August 14, 2017 – DISH Network Corporation (NASDAQ: DISH) today announced that it will shift the leadership of its over-the-top (OTT) service, Sling TV, into DISH President and Chief Operating Officer Erik Carlson’s portfolio. The move comes with the news that outgoing Sling TV CEO, Roger Lynch, will join Pandora as CEO. Management changes for Sling TV are effective Aug. 31.

“Erik is positioned to fully support and grow our enterprise’s portfolio, including our Sling TV asset, as we work to connect 100 percent of the country through satellite, OTT, wireless and even digital over-the-air offerings,” said Charlie Ergen, DISH Chairman and CEO. “Our company has built incredible assets from satellite, broadband, and streaming technologies, to a fleet of in-home experts and software development. We will continue to leverage those assets to be tuned in to the needs of our customers.”

Carlson is a DISH veteran of over 20 years and oversees the company’s day-to-day operations including Human Resources, Operations and Information Technology, Media Sales, Marketing, Programming, Acquisition and Retention, Finance and Accounting organizations. Carlson will continue to report to Ergen.

“I want to thank Roger for his leadership over the past eight years, creating and defining the country’s first live OTT service,” said Ergen. “Roger built a fantastic team that will take Sling TV into the bright future ahead, and I wish Roger the best in his new endeavor.”

About Erik Carlson

W. Erik Carlson is DISH's President and Chief Operating Officer, overseeing the company’s day-to-day operations including Human Resources, Operations and Information Technology, Media Sales, Marketing, Programming, Product Management, Acquisition and Retention, Finance and Accounting organizations.

A DISH veteran of more than two decades, Erik has held numerous roles throughout the company. Most recently, he served as Executive Vice President of Operations. In this role, he oversaw DISH’s In-Home Services, Customer Service Centers, Customer Billing, and Information Technology organizations, as well as Manufacturing, which consists of equipment retrieval and refurbishment operations. Prior to that, Erik managed the company’s indirect sales operations as Senior Vice President of Retail Services and Sales.

Erik received his undergraduate degree from Bradley University. He enjoys golfing and spending time with his wife and their two children.

About DISH

DISH Network Corp. (NASDAQ:DISH), through its subsidiaries, provides approximately 13.332 million pay-TV subscribers, as of June 30, 2017, with the highest-quality programming and technology with the most choices at the best value. DISH offers a high definition line-up with more than 200 national HD channels, the most international channels and award-winning HD and DVR technology. DISH Network Corporation is a Fortune 200 company. Visit www.dish.com.

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About Sling TV

Sling TV L.L.C. provides over-the-top television services, including general market, Latino and International live and on-demand programming. Sling TV is the number one live over-the-top service based on the number of OTT households as reported by comScore as of April 2017. It is available on smart televisions, tablets, game consoles, computers, smartphones and other streaming devices. Sling TV offers two domestic streaming services that collectively include more than 150 channels and programming content from Disney/ESPN (Sling Orange/single-stream only), Fox (Sling Blue/multi-stream), NBC (Sling Blue/multi-stream), NFL Network, NBA TV, NHL Network, Pac-12 Networks, HBO®, SHOWTIME, STARZ, AMC, A&E, Turner, Scripps, GSN, Hallmark, Viacom, EPIX, AXS and Univision. Additionally, Sling TV offers a suite of standalone and add-on Spanish-language packages and services tailored to English-dominant, bilingual and Spanish-dominant U.S. households. Sling TV also provides more than 300 channels in 22 languages across multiple devices to U.S. households. Visit www.Sling.com.

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Media Contact

Bob Toevs

303-723-2010

bob.toevs@dish.com

@DISHNews